UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2017

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1201 S. Alma School Road, Suite 12500

Mesa, AZ 85210

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Appointment of Director

On September 13, 2017, the Board of Directors appointed Michael Kelly to Spindle, Inc.’s (the “Company”) board of directors effective immediately.

Michael Kelly is currently the Chief Executive Officer of Alpha Bay, a leading cloud-based, SaaS and mobile commerce platform that offers a transformative point-of-sale technology to developers and retailers of all sizes. Kelly retired from DISH Network (“Dish”) where he served as executive vice president.  A 15-year veteran of Dish, he joined the company in 2000 after it merged with his Kelly Broadcasting Systems (“KBS”). Most recently, Mr. Kelly served as president of Dish’s Blockbuster unit. While at Dish, Mr. Kelly led the development of its international programming business and was responsible for launching more than 50 international networks.

Mr. Kelly served as an executive vice president at Dish for more than a decade, leading direct sales, commercial sales and advertising sales operations. He spearheaded Dish’s advertising venture with Google called “Ad Sense for TV” and facilitated Dish’s role as a launch partner in the Google TV platform. Mr. Kelly was also responsible for several innovative projects including an automated anonymized set top box audience measurement platform and Dish’s successful set top box addressable advertising network.

While heading up Dish’s customer care division, the company received top industry rankings from the American Customer Satisfaction Index (ACSI) and J.D. Power and Associates. Mr. Kelly also led many of Dish’s acquisitions and strategic investments during his tenure. Mr. Kelly founded Kelly Broadcasting Systems in 1991, which operated satellite transmission facilities around the globe. KBS licensed and distributed international radio and television programming from countries like Brazil, Croatia, Egypt, Greece, Holland, Italy, India, Jordan, Lebanon, Pakistan, Portugal, Russia, Saudi Arabia and the UAE. While at KBS, he was named the Ernst and Young 1998 Entrepreneur of the Year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 13, 2017

SPINDLE, INC.

By:	/s/ Jack Scott
Name: Jack Scott
Title: Interim Chief Executive Officer

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